EXHIBIT 10.17


                          SECURE COMPUTING CORPORATION

                              EMPLOYMENT AGREEMENT

SECURE COMPUTING CORPORATION, its subsidiaries, affiliates, successors or assigns (together the "Company"), and HOWARD SMITH agree as follows:

1. Revised Employment Agreement. This Employment Agreement supersedes in its entirety the Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by you on January 23, 1998.

2. Positions and Responsibilities.

      2.1 You shall serve as Executive Vice President of Research and Product Development and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate or as shall be appropriate and necessary in connection with such employment.

      2.2 You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company.

      2.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

3. Term of Employment.

      3.1 The term of your employment agreement shall commence on January 26, 1998 and terminate in one year, subject to automatic renewal for successive one year terms unless either party shall have notified the other in writing not less than thirty (30) days prior to the then current expiration date of this Agreement of such party's determination not to renew this Agreement.

      3.2 The Company shall have the right, on written notice to you,

            (a) to terminate your employment immediately at any time for cause, or

            (b) to terminate your employment at any time after January 26, 1998, or to not renew this Agreement at any time, without cause provided the Company shall be obligated in either case to pay to you as severance an amount equal to six month's base salary less applicable taxes and other required withholdings and any amount you may owe to the Company, payable in full immediately upon such termination. Such severance payment shall be contingent upon you signing a Separation and Release Agreement in a form satisfactory to the Company which assures, among other things, that you will not commence any type of litigation or other claims as a result of the termination.

      3.3 For purposes of this Section 3.2, you may be terminated for cause if, in the reasonable determination of the Company's Chief Executive Officer (CEO), you are convicted of any felony or of any crime involving moral turpitude, or participate in fraud against the Company, or intentionally damage any property of the Company, or wrongfully disclose any trade secrets or other confidential information of the Company to any of its competitors, or materially breach Sections 5 (Confidential Information) or 6 (Other Activities During Employment) of this Agreement.

4. Compensation.

      4.1 The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of

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$200,000, subject to increase in accordance with the policies of the Company, payable in installments in accordance with Company policy.

            (a) The CEO will review the base salary from time to time, no less frequently than annually, and may in his sole discretion adjust the base salary upward, but not downward, to reflect performance, appropriate industry guideline data and other factors.

            (b) If certain personal and corporate performance goals established from time to time by the CEO are met, you will be entitled to a cash performance bonus of up to 50% of annual base salary, with respect to each fiscal year, prorated for the remainder of fiscal 1998. The amount of such bonus percentage may be increased but not decreased by the CEO.

      4.2 You shall also be entitled to all rights and benefits for which you shall be eligible under deferred bonus, pension, group insurance, profit-sharing or other Company benefits which may be in force from time to time and provided for the Company's executives generally.

      4.3 You will be reimbursed for reasonable expenses incurred on behalf of the Company upon presentation of appropriate receipts.

      4.4 Subject to Board of Director approval, you will be granted a stock option to purchase 110,000 shares of Secure Computing Common Stock. In addition, you will be eligible to participate in the Executive Incentive Option Program, wherein you may earn an additional ninety thousand (90,000) shares of stock .

5. Confidential Information.

      5.1 You represent and warrant that at all times during the term of your employment and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company, to any person, firm or corporation without written authorization of the Chief Executive Officer of the Company, any Confidential Information of the Company. You understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. You further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

      5.2 You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company's agreement with such third party.

6. Other Activities During Employment.

      6.1 Except as stated herein or with the prior written consent of the CEO, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than ones in which you are a passive investor.


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      6.2 Except as permitted by Section 6.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action toward or looking toward any of the foregoing.

      6.3 During the term of your employment by the Company except on behalf of the Company or its subsidiaries, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which manufacturers, markets, sells, distributes or provides consulting services concerning products or services which compete with those of the Company or any of its subsidiaries. However, nothing in this Section 6.3 shall preclude you from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market. During the term of your employment with the Company you will also not directly or indirectly intentionally solicit, endeavor to entice away from the Company, or any of its subsidiaries, or otherwise interfere with the relationship of the Company, or any of its subsidiaries with, any person who is employed by or otherwise engaged to perform services for the Company, or any of its subsidiaries (including, but not limited to, any independent sales representatives or organizations), or any other person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, or any of its subsidiaries, whether for your own account or for the account of any other person, corporation, firm, partnership or other entity whatsoever.

7. Former Employment.

      7.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 7.2.

      7.2 If, in spite of the second sentence of Section 7.1, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

8. Survival. Your duties under Section 5 (Confidential Information) shall survive termination of your employment with the Company to the extent provided above.

9. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, or merger and any assignee of all or substantially all or its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you.

10. Interpretation. In case any one or more of the provisions contained in the agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.


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11. Notices. Any notice which the Company is required or may desire to give to you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time or time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing, to the attention of the Chairman of the Compensation Committee. The date of personal delivery or the date of mailing such notice shall be deemed to be the date of delivery thereof.

12. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provisions of this Agreement.

13. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

14. Applicable Law. This agreement has been negotiated in, and shall be governed by the laws of, the State of California, without giving effect to conflict of law principles.

15. Heading. The heading of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.


                                        SECURE COMPUTING CORPORTION



                                        By:    /s/Jeffrey H. Waxan
                                            ------------------------------------
                                            Jeffrey H. Waxman
                                            Chairman and Chief Executive Officer

Accepted and agreed as of the _____
day of _____________, 1998



    /s/ Howard Smith
-----------------------------------
Howard Smith


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